Nicor Inc.
Exhibit 10.05
Form 8-K
NICOR INC.

FIRST AMENDMENT TO

NICOR INC. 2009 LONG-TERM INCENTIVE PROGRAM

This Amendment (the “Amendment”) to the Nicor Inc. 2009 Long-Term Incentive Program is effective as of July 23, 2009.  All capitalized terms used in this Amendment but not defined herein shall have the meanings assigned to such terms in the Program (as defined below).

WHEREAS, Nicor Inc. (the “Company”) previously adopted the Nicor Inc. 2009 Long-Term Incentive Program (the “Program”) under the Nicor Inc. 2006 Long Term Incentive Plan.

WHEREAS, the compensation committee (the “Committee”) of the board of directors of the Company has determined that it is appropriate to amend the provisions of the Program as a result of the application of Section 457A of the Code to certain participants who have received awards under the Program;

NOW, THEREFORE, the Program is hereby amended as follows:

(a)           By amending and restating the first bullet under the heading “How Performance Unit Payouts are Determined” to read in full as follows:

“Except as provided under the heading “Termination Provisions” below, all performance units pay out at the end of a three-year performance period.  Payouts generally will be made as soon as practicable following the end of the performance period, but not later than December 31 of the calendar year following the end of the performance period.”

(b)           By adding the following to the section of the Program under the heading “Termination Provisions” at the end thereof:

“Notwithstanding the foregoing, with respect to an award recipient who is an employee of Tropical Shipping Company, the following shall apply:

•
In the case of retirement of an award recipient who is an employee of Tropical Shipping Company, unvested restricted stock units and performance units will not vest as provided above and will instead be immediately forfeited; provided, however, that the Compensation Committee may in its sole discretion determine to vest any restricted stock units or performance units held for more than one year prior to retirement.

•
In the case of death or disability of an award recipient who is an employee of Tropical Shipping Company, unvested performance units held for more than one year (as of the date of death or disability) will not vest and will not be paid as provided above.  Instead, a pro rata amount of such unvested performance units (based upon the number of full months of employment of the award recipient during the performance period) will vest and the award recipient (or beneficiary, as applicable) will be paid with respect to such portion of the performance units upon such death or disability at a payout multiple of 100%. The remaining portion of the performance units will be immediately forfeited.”

FURTHER, this First Amendment to the Program shall be effective on the date approved by the Committee, unless otherwise specified herein.

In all other respects the Program, as amended by this First Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing, the Company has caused this Amendment to be executed by a duly authorized officer as of the date first set forth above.

                    NICOR INC.

                    By: /s/ CLAUDIA COLALILLO
                  Claudia Colalillo
                  Senior Vice President Human Resources
                  and Corporate Communications